EXHIBIT 99.1

Sun Hydraulics First Quarter Sales Increase 20%, EPS up 39%

SARASOTA, FLA, May 8, 2007 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the first quarter of 2007 as follows:

(Dollars in millions except net income per share)
Three Months Ended	March 31, 2007	April 1, 2006	Increase
Net Sales	$40.9	$34.2	20%
Net Income	$5.8	$4.2	38%
Net Income per share:
Basic	$0.53	$0.38	39%
Diluted	$0.53	$0.38	39%

“The brisk conditions we experienced across all geographic areas in the first quarter have continued through April,” reported Allen Carlson, Sun’s President and CEO. “While all business segments grew significantly, European and Asian sales were especially strong. We are confident that our international efforts are succeeding. Last month, we introduced several new electro-hydraulic products at the Hannover Fair in Germany, which were well received,” affirmed Carlson.

“We were extremely pleased with our earnings on this level of sales especially after experiencing margin erosion over several quarters last year. Our gross profit improved this quarter and led to incremental bottom-line increases,” stated Carlson.

“As we have stated throughout this capital goods cycle, we believe that Sun continues to gain market share as we outgrow the industry. Our growth, we believe, continues to be fueled by attending to basics: having the right products for the marketplace, providing detailed product information on demand, and delivering products when and where the customer wants,” Carlson concluded.

Outlook

2007 second quarter sales are estimated to be approximately $41 million and earnings per share are estimated to be in the range of $0.52 to $0.54. This would represent an increase of approximately 11% in sales and 36% in earnings per share over last year.

Webcast

Sun Hydraulics Corporation will broadcast its first quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, May 9, 2007. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Webcast Q&A

Questions may be submitted to the Company via email after reviewing the earnings release by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com. Sun management will answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 30, 2006. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	March 31, 2007	April 1, 2006
	(unaudited)	(unaudited)
Net sales	$40,854	$34,185

Cost of sales	26,971	23,204

Gross profit	13,883	10,981

Selling, engineering and administrative expenses	5,216	4,671

Operating income	8,667	6,310

Interest expense	1	70
Foreign currency transaction gain	(26)	(41)
Miscellaneous (income)/expense, net	(157)	28

Income before income taxes	8,849	6,253

Income tax provision	3,043	2,073

Net income	$5,806	$4,180

Basic net income per common share	$0.53	$0.38

Weighted average basic shares outstanding	10,918	10,932

Diluted net income per common share	$0.53	$0.38

Weighted average diluted shares outstanding	10,974	11,001

Dividends declared per share	$0.100	$0.100

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 30,2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,562	$9,379
Restricted cash	59	118
Accounts receivable, net of allowance for doubtful accounts of $110 and $140	17,182	13,917
Inventories	11,768	10,386
Deferred income taxes	219	219
Other current assets	1,350	986

Total current assets	43,140	35,005

Property, plant and equipment, net	51,995	50,355
Other assets	1,880	1,825

Total assets	$97,015	$87,185

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,245	$4,812
Accrued expenses and other liabilities	3,286	4,059
Long-term debt due within one year	430	426
Dividends payable	1,093	1,085
Income taxes payable	3,324	608

Total current liabilities	14,378	10,990

Long-term debt due after one year	489	646
Deferred income taxes	4,527	4,451
Other noncurrent liabilities	335	298

Total liabilities	19,729	16,385

Shareholders’ equity:
Common stock	11	11
Capital in excess of par value	32,642	30,962
Retained earnings	39,995	35,284
Accumulated other comprehensive income	4,638	4,543

Total shareholders’ equity	77,286	70,800

Total liabilities and shareholders’ equity	$97,015	$87,185

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Three months ended
	March 31, 2007	April 1, 2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$5,806	$4,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,500	1,437
(Gain)/Loss on disposal of assets	(20)	26
Provision for deferred income taxes	76	(1)
Allowance for doubtful accounts	(30)	(12)
Stock-based compensation expense	150	152
Stock options income tax benefit	(31)	(31)
(Increase) decrease in:
Accounts receivable	(3,235)	(2,642)
Inventories	(1,382)	(722)
Income taxes receivable	—	236
Other current assets	(364)	(201)
Other assets	(62)	(16)
Increase (decrease) in:
Accounts payable	1,433	(1,185)
Accrued expenses and other liabilities	613	760
Income taxes payable	2,747	1,393
Other noncurrent liabilities	37	(4)

Net cash provided by operating activities	7,238	3,370

Cash flows from investing activities:
Capital expenditures	(3,203)	(1,965)
Proceeds from dispositions of equipment	31	2

Net cash used in investing activities	(3,172)	(1,963)

Cash flows from financing activities:
Proceeds from debt	—	1,500
Repayment of debt	(153)	(145)
Proceeds from exercise of stock options	54	49
Proceeds from stock issued	59	50
Payments for purchase of treasury stock	—	(244)
Dividends to shareholders	(1,087)	(1,089)
Stock options income tax benefit	31	31

Net cash (used in) provided by financing activities	(1,096)	152

Effect of exchange rate changes on cash and cash equivalents	154	4

Net increase in cash and cash equivalents	3,124	1,563

Cash and cash equivalents, beginning of period	9,497	5,830

Cash and cash equivalents, end of period	$12,621	$7,393

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$1	$70
Income taxes	$470	$476
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$1,386	$1,180

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated

Three Months Ended March 31, 2007
Sales to unaffiliated customers	$23,769	$4,957	$6,591	$5,537	$—	$40,854
Intercompany sales	8,169	—	30	883	(9,082)	—
Operating income	5,743	510	1,644	835	(65)	8,667
Depreciation	1,061	40	136	256	—	1,493
Capital expenditures	2,742	57	26	378	—	3,203

Three Months Ended April 1, 2006
Sales to unaffiliated customers	$20,861	$4,090	$4,577	$4,657	$—	$34,185
Intercompany sales	6,677	—	36	786	(7,499)	—
Operating income	4,058	607	940	739	(34)	6,310
Depreciation	1,031	37	119	243	—	1,430
Capital expenditures	1,873	3	13	76	—	1,965

Contact:
Richard K. Arter	Investor Relations	941-362-1200
Tricia L. Fulton	Chief Financial Officer	941-362-1200